UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2008 [September 10, 2008]

CASCADE TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Wyoming (State or other jurisdiction of incorporation)	333-124284 (Commission File Number)	98-0440633 (IRS Employer Identification No.)

1530 – 9th Ave S.E., Calgary, Alberta                T2G 0T7

 (Address of principal executive offices)               (Zip Code)

(403) 693-8000

Registrant’s telephone number, including area code

Suite 1410, 675 West Hastings Street, Vancouver, B.C.  V6B 1N2

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01   CHANGES IN CONTROL OF REGISTRANT

On September 10, 2008, Crysler Corporation, a private Nevada company of which Ms. Danforth is the sole officer and director, purchased a total of 10,000,000 shares of the issued and outstanding common stock of Cascade Technologies Corp. (the "Company") from Shannon MacQuarrie (Director), Bruce Hollingshead (Director and Officer), and Christine Thomas (Director and Officer) of the Company, for an aggregate of $1,000 in cash.  The total of 10,000,000 shares represented 91.5% of the shares of outstanding common stock of the Company at the time of transfer.

This purchase of shares effected a change in Control of the Registrant.

ITEM 5.02   DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS, ELECTION OF DIRECTORS, APPOINTMENT OF PRINCIPAL OFFICER

Resignation of Directors and Officers:

On September 10, 2008, Mr. Bruce Hollingshead, a Director and the President of Cascade Technologies Corp. (the “Company”), informed the Board of Directors of the Company that he was resigning from the Board of Directors and as President of the Company effective immediately.  Mr. Hollingshead did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On September 10, 2008, Christine Thomas, a Director and Secretary/Treasurer and Chief Financial Officer of the Company, informed the Board of Directors of the Company that she was resigning as a Director and Secretary / Treasurer and Chief Financial Officer effective immediately.  Mrs. Thomas did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On September 10, 2008, Shannon MacQuarrie, a Director of the Company, informed the Board of Directors of the Company that she was resigning as Director of the Company effective immediately.  Mrs. MacQuarrie did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Election of Directors and Officers:

On September 10, 2008, Rick Walchuk was appointed to the Board of Directors of the Company and as President of the Company.   Mr. Walchuk is President, Chief Executive Officer and a director of VioSolar, Inc.  Mr. Walchuk previously spent 24 years as a stockbroker.  He graduated from the University of Saskatchewan, with a B.A. degree in Commerce.  Since graduation from the University of Saskatchewan, he has devoted most of his professional career to domestic and international business transactions.  In April, 2004, Mr. Walchuk was appointed Chief Executive Officer of a start-up biotech company in Athens, Greece, a position he held until July, 2004.  Mr. Walchuk then served as a consultant to various public companies.  Mr. Walchuk will serve as the President and Chief Executive Officer of the Company and will be responsible for overseeing our business development.  Mr. Walchuk also serves as a consultant to Bruca Trading Ltd., a private consulting firm in Athens, Greece.

On September 10, 2008, Jacqueline Danforth was appointed to the Board of Directors of the Company and Secretary / Treasurer and Chief Financial Officer of the Company.

Over the past fourteen years, Ms. Danforth has worked for both private and publicly traded companies providing management services and corporate governance programs.  Ms. Danforth has extensive experience working with start up operations, including direct involvement with public and private corporations listed on both Canadian and US exchanges participating in all aspects of public reporting, corporate governance, corporate finance and shareholder communications.  She has worked in a broad range of industry sectors including natural resources, food services and technology, and manufacturing and has filled such roles as Vice- President, President, Chief Executive Officer and Chief Financial Officer.

Currently, Ms. Danforth is the President and Chief Executive Officer of FACT Corporation, a publicly traded US corporation which has commercialized their proprietary food technologies in the form of more nutritious bake mixes to manufacturers and wholesale clients in the food industry.  Ms. Danforth is responsible for sales and marketing, complex financial reporting, intellectual property management, and overseeing the business and product development and R&D initiatives.  Ms. Danforth has successfully commercialized the technology and increased sales from $0 to $3.4MM (2007) with a gross revenue rate for the 2008 fiscal year indicating an increase in sales to between $4 and $5MM.  Ms. Danforth is also the acting Chief Financial Officer and a director of VioSolar, Inc., a company involved in the construction of solar parks, and the acting Chief Financial Officer and a director of Tire Environmental International Inc., a shell company quoted on the Over the Counter Bulletin Board.

Ms. Danforth continues to provide consulting services on a limited basis to other private and public corporations, and serves as an independent director and/or officer on several private boards.  Ms. Danforth is Canadian-born and educated, well traveled and currently resides in Alberta, Canada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASCADE TECHNOLOGIES CORP.

By:  /s/ Jacqueline Danforth

Name:  Jacqueline Danforth

Title: Secretary, Chief Financial Officer & Director

Date: September 16, 2008

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